As filed with the Securities and Exchange Commission on
                                January 24, 2002

                        REGISTRATION NO. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                    UNDER THE

                             SECURITIES ACT OF 1933

                           GENESIS REALTY GROUP, INC.
                 (Name of Small Business Issuer in its Charter)

DELAWARE                                                                 65-0963722
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification No.)

                                  225 Broadway
                                    Suite 910
                            NEW YORK, NEW YORK 10007
                                 (212) 406-4954

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                                 Darren G. Glick
                                    PRESIDENT
                            GENESIS REALTY GROUP,INC.
                             225 Broadway, Suite 910
                            New York, New York 10007
                                 (212) 406-4954
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                              FREEHOLD, NEW JERSEY
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                         AMOUNT TO BE REGISTERED      PROPOSED MAXIMUM              AMOUNT OF
SECURITIES TO BE REGISTERED                                                 AGGREGATE OFFERING PRICE      REGISTRATION FEE
Common Stock, par value $.001 per share (1)    2,502,732                    $25,027.32                    $6.25

------------

(1) Represents Selling Security Holders shares which are being valued at $.01 per share. Our common stock is not traded on any national exchange and the value is based on the price of the shares being sold in this offering.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THEY MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JANUARY 24, 2002

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           GENESIS REALTY GROUP, INC.

               2,501,732 SHARES OF COMMON STOCK AT $.01 PER SHARE

Our selling stockholders are offering to sell 2,501,732 shares of our common stock at $.01 per share. We will not receive any of the proceeds from the sale of the Shares of selling stockholders.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Currently, our stock is not trading on any public market. It is our intention to have a market maker apply for trading on our behalf on the Over the Counter Bulletin Board ("OTC BB") following the effectiveness of this registration statement.

                 The date of this prospectus is January 22, 2002

                                TABLE OF CONTENTS

SUMMARY FINANCIAL DATA                                             2

ABOUT OUR COMPANY                                                  3

RISK FACTORS                                                       3

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS           15

USE OF PROCEEDS                                                    15

MARKET PRICE OF OUR COMMON STOCK                                   15

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION          16

BUSINESS                                                           22

MANAGEMENT                                                         32

PRINCIPAL STOCKHOLDERS                                             36

DILUTION                                                           37

SELLING STOCKHOLDERS                                               39

PLAN OF DISTRIBUTION                                               41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                     42

DESCRIPTION OF SECURITIES                                          42

DELAWARE BUSINESS COMBINATION PROVISIONS                           45

INDEMNIFICATION OF DIRECTORS AND OFFICERS                          45

WHERE YOU CAN FIND MORE INFORMATION                                46

TRANSFER AGENT                                                     47

LEGAL MATTERS                                                      47

EXPERTS                                                            47

INDEX TO FINANCIAL STATEMENTS                                      f-1

About Us

Genesis Realty Group, Inc., formerly known as i-RealtyAuction.com, Inc., is a development stage company, which intends to acquire, develop and manage residential and commercial property, initially located in the Northeast, and in particular, the New York Metropolitan area. We intend to target for acquisition both single unit apartments as well as residential and commercial buildings. Similarly, given Management's 58 years combined experience in the real estate development industry, we expect to act as either consultants and/or co-developer in future development projects. While management views the ultimate market for our real estate services as inclusive of the entire United States, and selected International markets, our efforts will be necessarily confined to New York presently because of our limited cash and other resources. The implementation of our business plan is dependent upon our current management team and our ability to raise significant additional capital from the sale of debt or equity and from anticipated operating revenues. We intend to engage in real estate projects in cooperation with strategic consultants, architects, general and sub contractors, and other specialists on a project by project basis. To date, we have not acquired, developed or managed any residential or commercial real properties and have received no revenues.

How We Are Organized

We were incorporated under the name i-realtyauction.com, Inc. in the State of Delaware on November 22, 1999 as a subsidiary of i-Incubator.com, Inc. (OTCBB:INQU). We were initially incorporated to develop and operate an online auction web site that was dedicated to bringing together buyers and sellers of real estate. The website was located at www.i- realtyauction.com and served as a centralized auction for buyers and sellers to meet, negotiate sales, and finally consummate transactions directly, thereby bypassing the time and expense of intermediaries.

Our new business focus is intended to capitalize on the development and construction of commercial and residential real property in the United States. On January 19, 2001, i-Incubator spun off our shares to its shareholders of record and on February 21, 2001, Global Realty Management Group, Inc. spun off our shares to its shareholders of record. On August 16, 2001, we changed our name to Genesis Realty Group, Inc. and began to focus our attention on the acquisition, development and management of real property. In furtherance of our new focus, on October 5, 2001 we hired Jeffrey Glick and Darren Glick to lead our management team. We intend to continue to maintain our auction web site with several future upgrades now integrated into our new site at www.genesisrealtygroup.com and to use it as a mechanism to advertise and sell anticipated properties.

Where You Can Find Us

We are located at 225 Broadway, Suite 910, New York, New York 10007. Our telephone number is (212) 406-4954 and our facsimile number is (212) 267-7771.

Summary Financial Data

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data for the period from November 22, 1999 (inception) to September 30, 2001 are derived from the our Financial Statements including the Form 10-SB and 10-KSB filed by us. The balance sheet data at September 30, 2001 are derived from our Financial Statements included the Form 10-QSB filed by us. The operating results for the three months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                        (UNAUDITED)                       (UNAUDITED)            (UNAUDITED)
                                     NINE MONTHS ENDED                 THREE MONTHS ENDED      FOR THE PERIOD
                                       SEPTEMBER 30,                    SEPTEMBER 30,         NOVEMBER 22, 1999
                                       -------------                     -------------     (DATE OF INCEPTION) TO
                                    2001              2000             2001          2000     SEPTEMBER 30, 2001
                                    ----              ----             ----          ----     ------------------
Statement of Operations Data:
Net Losses                        $23,035           $104,573          $9,728       $102,214        $38,715
Total Operating Expenses          $24,381           $104,573          $10,083      $102,214        $139,123
Research and Development          $0                $ 50,000          $0           $50,000         $ 50,000
General and administrative        $24,381           $ 54,573          $10,083      $ 52,214        $ 89,123

                                  SEPTEMBER 30, 2001          DECEMBER 31, 2000
                                  ------------------          ----------------
Balance Sheet Data:
Cash                              $   152                      $23,718
Total Current Assets              $49,758                      $72,120
Total Assets                      $54,711                      $72,120
Total Liabilities                 $62,226                      $56,600
Stockholders Equity(deficit)      $( 7,515)                    $(15,520

Risk Factors

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words "we", "our" or "us" refer to Genesis Realty Group, Inc. and not to the selling stockholders.

We will require additional funds to achieve our current business strategy and our inability to obtain additional financing could have a material adverse effect on our ability to acquire and/or develop real property.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current acquisition strategy of residential and commercial property, initially located in the Northeast, and in particular, the New York Metropolitan area. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have a material adverse effect on our ability to implement our acquisition and growth strategy, and as a result, could require us to diminish or suspend our acquisition strategy and possibly cease our operations.

Our success depends upon the efforts of our current management and our failure to retain the management team will affect our ability to develop the business

Our success is dependent upon the current management team, which has 58 years combined experience in the real estate industry. If the management team were to resign, we would not be able to capitalize on management's relationships within the real estate industry and the knowledge and experience in real estate development, acquisition and management. We do not have any agreements which would prevent the management team from resigning.

There is a conflict of interest between management's ownership of an entity in the real estate development industry.

Our management team currently owns Glick International Development Corporation ("Glick International"), a real estate development company which is currently working on several development projects. If these projects materialize, it will interfere with management's ability to devote 100% of their time to us. Management has agreed that all new developments and transactions since October 5, 2001, the hiring date, will be done through us.

Our independent auditors have issued a report which may hurt our ability to raise additional financing and the price of our common stock

The report of our independent auditors on our financial statements for the year ended December 31, 2000 contains an explanatory paragraph, which indicates that we have recurring losses from operations. This report states that, because of these losses, there may be a substantial doubt about our ability to continue as a going concern. This report and the existence of these recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in our company.

We have a limited operating history that you can use to evaluate us and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company

Since our inception, we have been engaged solely in start-up activities and have not commenced material operations in our current core business of acquiring, developing and managing commercial and residential real properties. From our inception to August 2001, we were engaged in a related, but different, line of business. We have not generated any revenues to date and have no significant assets or financial resources. Because we have a limited operating history, we have no meaningful financial historical data to use as a basis for determining future operational performance. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. There can be no assurance we will be successful in addressing these risks or any other risks. There can be no assurance that we will be able to successfully implement our business plan, generate sufficient revenue to meet our expenses, operate profitably or be commercially successful.

The commercial and residential real property industry is cyclical and is affected by numerous factors that could adversely affect our results of operations.

The commercial and residential real property industry is cyclical and affected by changes in general and local economic conditions including employment levels, demographic considerations, availability of financing, interest rate levels, consumer confidence and housing demand. The risks inherent to real estate developers in purchasing and developing land increase as consumer demand for real property decreases. Because of the long-term financial commitment involved in purchasing a home or developing real property, general economic uncertainties tend to result in more caution on the part of home buyers and commercial land developers, which, in turn, tends to result in fewer home and commercial property purchases.

Increases in interest rates and a decrease in the availability in financing could result in significantly fewer sales of homes and development projects, and could affect our results of operations.

Virtually all purchasers of residential and commercial properties finance their purchases and developments with mortgage financing from lenders. If mortgage interest rates increase and the ability of prospective buyers and developers to finance purchases is adversely affected, our anticipated residential and commercial real estate projects, sales, gross margins and net income may be adversely affected as well.

We may not be able to compete successfully against current and future competitors.

The development and sale of residential and commercial real properties is highly competitive and fragmented. The real estate business is intensely competitive in all of its phases, and we will compete with many real estate investment and development firms, including individuals, insurance companies, real estate investment trusts and other entities, most of which have greater financial resources. We expect keen competition from a variety of sources for attractive real estate investment and development opportunities. Competition among private and institutional purchasers of real property has increased substantially in recent years, with resulting increases in the purchase prices paid for real property and higher fixed costs. We compete for residential and commercial sales and projects on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price, with numerous national, regional and local builders, including some developers with greater financial resources.

Failures to comply with government regulation and environmental matters could adversely affect our operations.

In developing a project, we must obtain the approval of numerous governmental authorities regulating matters such as permitted land uses and levels of density and the installation of utility services such as electricity, water and waste disposal. Several governmental authorities have imposed fees as a means of defraying the cost of providing certain governmental services to developing areas. These and other restrictions could adversely affect our development activities in the future, especially to the extent that we purchase land not already zoned for development. We are also subject to local, state and federal statutes and rules regulating environmental matters, protection and preservation of archeological finds, zoning, building design and density requirements which could result in delays, cause us to incur substantial compliance costs and prohibit or severely restrict development in certain environmentally or archaeologically sensitive regions or areas.

Additionally, permits and approvals will be required to complete future development projects. Our ability to obtain necessary approvals and permits for these projects is often beyond our control and could restrict or prevent the development of otherwise desirable property which could adversely affect our results of operations.

If we experience material and/or labor shortages, our revenues will be adversely affected.

The development and construction industry in the past has, from time to time, experienced serious material and labor shortages, including shortages in insulation, drywall, certain carpentry work and cement supply. Delays in construction of real property and higher costs due to these shortages and fluctuating lumber prices could have an adverse effect upon our operations. We are also susceptible to delays caused by strikes affecting shipping and transportation of building materials necessary in our business. In addition, many of our contractors will be represented by labor unions or collective bargaining agreements. We cannot assure you that the renegotiation of these agreements would not lead to a disruption of our operations and an increase in our construction costs.

Ownership and operation of real estate involves certain risks that may be beyond our control or the control of our officers and directors.

We cannot assure that any property will be sufficiently occupied at rents sufficient to ensure sustained operations or allow adequate cash flows to us. Our success and any of our acquisitions or development projects will depend upon factors that may be beyond our control, our directors, or any of our officers, and cannot be predicted at this time. These factors include:

     .    adverse changes in general economic conditions;
     . adverse changes in local conditions, such as excessive building resulting in an oversupply of commercial units in an area where our anticipated properties are located;
     .    reduction in the appeal of particular types of properties;
     . reduction in the cost of operating competing properties or decreases in employment that reduce the demand for properties in the area;
     . the possible need for unanticipated renovations, particularly in older structures;
     .    adverse changes in surrounding land values;
     . adverse changes in zoning laws, other laws and regulations and real property tax rates;
     .    damage from earthquakes or other natural disasters;
     .    the availability and expense of liability insurance; and
     . the ability of the enterprise to provide for adequate maintenance of its property.

Our operations will be affected by variances in rental income and our failure to generate sufficient rental income will affect our ability to purchase additional real estate.

Our real property investment returns depend in large part on the capital appreciation in property values and amount of income earned as compared to related expenses incurred. If our properties do not generate revenues sufficient to meet operating expenses, debt service and capital expenditures, which may be subject to increases outside of our control, our income will be adversely affected. Further, we cannot assure you that the value of our anticipated properties, if any, will appreciate.

Various significant expenditures associated with an investment in real estate, such as mortgage payments, real estate taxes and maintenance expenses, generally are not reduced when circumstances cause a reduction in revenue from the investment. Thus, our operating results and cash flow may decline materially if its rental income is reduced, since its expenses will not be correspondingly reduced.

Our real estate investments may be illiquid which will affect our ability to grow at the rate we expect.

Real estate investments are relatively illiquid, which may limit our short-term ability to restructure our portfolio in response to changes in economic or other conditions.

"Penny Stock" rules may make buying or selling our common stock difficult.

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

- Make a suitability determination prior to selling a penny stock to the purchaser;
-    Receive the purchaser's written consent to the transaction; and
-    Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Future sales of shares by Glick Global could adversely affect the market price of our common stock.

There are approximately 19,580,393 shares of our common stock outstanding, of which approximately 17,078,661(or 87%) are held beneficially by Glick Global Development LLC. Glick Global will be able to sell these shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by SEC regulations. If Glick Global were to sell a large number of shares, the market price of our common stock could decline significantly. Moreover, the perception in the public markets that such sales by Glick Global might occur could also adversely affect the market price of our common stock. The shares acquired by Glick Global on October 5, 2001 are not being registered for sale in this registration statement.

                       LACK OF MARKET FOR OUR COMMON STOCK

There is no established public trading market for our securities. We intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system.

                                    DIVIDENDS

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

                           PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. The financial information presented is for the three months ending September 30, 2001, for nine months ending September 30, 2001 and for the period November 22, 1999 (inception) through September 30, 2001.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

We are a development stage company which intends to acquire, develop and manage residential and commercial property, initially located in the Northeast, and in particular, the New York Metropolitan area. We are targeting for acquisitions both single unit apartments as well as residential and commercial buildings. Based on our management's 58 years of combined experience in the real estate development industry, we expect to act as either consultants and/or co-developer in future development projects. While management views the ultimate market for our real estate services as inclusive of the entire United States, and selected International markets, our efforts will be necessarily confined to New York presently because of our limited cash and other resources. The implementation of our business plans is dependent upon our current management team and out ability to raise significant additional capital from the sale of debt or equity and from anticipated operating revenues. We intend to engage in real estate projects in cooperation with strategic consultants, architects, general and sub contractors, and other specialists on a project by project basis. To date, we have not acquired, developed or managed any residential or commercial real properties and have received no revenues.

During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

     * Raise additional capital for working capital purposes and for potential real estate transactions;

     * Identify specific real property for acquisition or development opportunities;

     * Continue to raise awareness of our 's services and capabilities to the real estate marketplace;

Each of these steps present significant risks with respect to our ability to implement our plan of operations which are discussed in the "Risk Factors" section of this prospectus. You should carefully review these risks prior to participating in the offering.

We intend to grow through internal development, strategic alliances, and acquisitions of properties and existing businesses. Because of uncertainties surrounding our development and limited operating history, we anticipate incurring development stage losses in the foreseeable future. Our ability to achieve our business objectives is contingent upon its success in raising additional capital until adequate revenues are realized from operations.

Results of Operations

For the three months ending September 30, 2001, nine months ending September 30, 2001 and for the period November 22, 1999 (inception) through September 30, 2001, we recorded a net loss of $9,728, $23,035 and $38,715 respectively. This operating loss is largely attributable to general and administrative expenses associated with a start-up venture, the development of our web site and the purchase of the domain names i-realtyauction.com for $50,000. We did not generate any revenues during these periods. Net loss per share of common stock was approximately 0.00 for the three months ending September 30, 2001 and 0.01 for the nine months ending September 30, 2001. Further, there can be no assurance that we will ever achieve profitability or that a stream of revenue can be generated and sustained in the future.

PERIOD FROM NOVEMBER 22, 1999 (DATE OF INCEPTION) THROUGH SEPTEMBER 30, 2001

Our cumulative net losses since the inception are attributable to the fact that we have not derived any revenue from operations to offset out business development expenses.

Loss from operations since inception have amounted to $38,715, primarily consisting of accounting ($21,736), legal ($9,611), and the expense in retaining our domain name ($50,000) and development of our website ($50,000).

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000

Development stage expenses during the year ended September 30, 2001 were $23,035 as compared to $104,573 for the period ended September 30, 2000.

Expenses for the nine months ended September 30, 2001 were primarily accounting ($13,736) and legal fees ($5,841) in connection with quarterly regulatory filings along with transfer agent fees ($2,634).

Expenses for the nine months ended September 30, 2000 were mainly the purchase of the company's domain name ($50,000) and the development of its Website ($50,000). We also incurred accounting ($2,500) and legal ($1,000) expenses for its quarterly filings.

THREE MONTHS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000

Development stage expenses during the quarter ended September 30, 2001 were $9,728 as compared to $102,214 for the three months ended September 30, 2000.

Expenses for the three months ended September 30, 2001 were primarily accounting ($6,174), legal ($2,064), and transfer agent fees ($1,047). These fees are all related to our quarterly regulatory filings.

Expenses for the three months ended September 30, 2000 were mainly the purchase of the company's domain name ($50,000) and the development of its Website ($50,000). We also incurred accounting ($2,500) and legal ($1,000) expenses for its quarterly filings.

Liquidity and Capital Resources

Despite capital contributions and both related party and third party loan commitments, the company from time to time experienced, and continues to experience, cash flow shortages that have slowed our growth.

We have has primarily financed its activities from sales of our capital stock and from loans from related and third parties. A significant portion of the funds raised from the sale of capital stock has been used to cover working capital needs such as office expenses and various consulting fees.

For the nine months ended September 30, 2001, we incurred a net loss of $23,035. Our accumulated deficit since inception is $38,715. Such accumulated losses have resulted primarily from costs incurred in the purchase of our domain name and various professional fees.

We continues to experience cash flow shortages, and anticipates this continuing through the foreseeable future. Management believes that additional funding will be necessary in order for it to continue as a going concern. We are investigating several forms of private debt and/or equity financing, although there can be no assurances that we will be successful in procuring such financing or that it will be available on terms acceptable to the us.

Cash Requirements and Additional Funding

We are dependent on external capital to develop, complete, and launch its business operations and to finance its business strategy of becoming an acquirer, developer and manager of real property. This external capital will also be necessary in order for our operations to reach a level in which it may internally generate the cash flow necessary to sustain its operations. If we are unable to raise new capital, it may not be able to maintain business operations.

                             BUSINESS - OUR COMPANY

A Summary of What We Do

We are a development stage company which intends to acquire, develop and manage residential and commercial property, initially located in the Northeast, and in particular, the New York Metropolitan area. We intend to target for acquisition both single unit apartments as well as residential and commercial buildings. Similarly, given our management's 58 years of combined experience in the real estate development industry, we expect to act as either consultants and/or co-developer in future development projects. While management views the ultimate market for our real estate services as inclusive of the entire United States, and selected International markets, our efforts will be necessarily confined to New York presently because of our limited cash and other resources. The implementation of our business plans is dependent upon our current management team and out ability to raise significant additional capital from the sale of debt or equity and from anticipated operating revenues. We intend to engage in real estate projects in cooperation with strategic consultants, architects, general and sub contractors, and other specialists on a project by project basis. To date, we have not acquired, developed or managed any residential or commercial real properties and have received no revenues.

Prior Business Model

We were initially incorporated to develop and operate an online auction web site that was dedicated to bringing together buyers and sellers of real estate. The website was located at www.i-realtyauction.com and served as a centralized auction for buyers and sellers to meet, negotiate sales, and finally consummate transactions directly, thereby bypassing the time and expense of intermediaries. Our goal was to create an integrated real estate site for individuals on both sides of the transaction, and thus would offer additional value added services through links to its strategic partners. We anticipated that we would have achieved this goal by growing through acquisitions of companies and businesses in complimentary industries. In addition to the auction, anticipated products to be offered through strategic partners would have included: loan services, insurance, appraisal, moving and shipping companies, interior design specialists, content links for researching real property, and image hosting services for showing an item on line.

We intend to continue to maintain our auction web site with several future upgrades now integrated into our new site at www.genesisrealtygroup.com and to use it as a mechanism to advertise and sell anticipated properties.

Business Strategy

Acquire and operate real properties to generate current positive cash flow while holding such properties for possible long-term appreciation. We seek to purchase or develop commercial properties that can be leased to financially sound tenants on terms that will provide sufficient cash flow to meet or exceed requirements for related mortgage amortization and operating expenses. This will enable us to generate current positive cash flow while achieving possible investment return through potential long-term appreciation.

Develop selected properties for either long-term leasing or short term sale. We seek to identify and acquire unimproved properties or improved properties with renovation potential that meet our cash flow and potential appreciation criteria. In some instances, we may acquire and hold unimproved properties for future development where the initial acquisition and holding costs are warranted, in the opinion of management, in view of the projected development potential.

Realization of accumulated appreciation in properties through refinancing or sale or exchange. By generating positive current cash flow, we are able to retain long-term ownership of properties that we believe have the potential for significant appreciation. When circumstances warrant, in the opinion of management, we may seek to realize on appreciation in value by selling a property in order to use the capital for opportunities with greater potential financial return or directly exchanging the property for another property management believes will offer us a greater potential financial return. In other circumstances, we may refinance a property to realize on a portion of the appreciated value while retaining the property for potential additional appreciation.

Development Strategy

Given our management's 58 years of combined experience in real estate development, we expect to act as either consultants and/or co-developer in future development projects. We have been contacted regarding many potential development deals within New York as well as throughout the United States and abroad. Currently we are in discussions with several potential partners regarding potential development projects, though no agreements have been finalized.

Acquisition Strategy

We intend to focus on acquiring income producing properties primarily within the Tri-State area. We also intend to target for acquisition both single unit apartments as well as residential and commercial buildings. Management's vast contacts within the industry create acquisition opportunities that are not available to the general public or to others within the industry. We have already identified specific properties for acquisition and have begun preliminary discussions regarding the financing of these acquisitions.

Management Strategy

We intend to manage all property developed or acquired internally. From 1970 to 1996, our management team owned Mereda Realty, a real estate management company, which managed over 20 buildings with a total of approximately 4,000 units. Management has extensive experience managing real property and expects to be able to increase the returns associated with any acquisition through hands on management and the fees generated from such management.

The Website

Our website is located at www.genesisrealtygroup.com. The website illustrates several buildings and properties developed by current management over the past 15 years. We intend to continue to maintain our auction web site with several future upgrades now integrated into our new site at www.genesisrealtygroup.com and to use it as a mechanism to advertise and sell anticipated properties.

Marketing Strategy

We do not intend to hire a marketing sales force, but rather, will rely on management's relationships and contacts in the real estate industry.

                                   COMPETITION

The development and sale of residential and commercial real properties is highly competitive and fragmented. The real estate business is intensely competitive in all of its phases, and we will compete with many real estate investment and development firms, including individuals, insurance companies, real estate investment trusts and other entities, most of which have greater financial resources. We expect keen competition from a variety of sources for attractive real estate investment and development opportunities. Competition among private and institutional purchasers of real property has increased substantially in recent years, with resulting increases in the purchase prices paid for real property and higher fixed costs. We compete for residential and commercial sales and projects on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price, with numerous national, regional and local builders, including some developers with greater financial resources.

                              GOVERNMENT REGULATION

Our activities are subject to extensive federal, state and local laws and regulations, which can have substantial impact upon the acquisition, development, and management of real estate. Present as well as future legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted.

State and Local Regulation

The commercial real estate industry is subject to extensive state and local government regulation, including zoning restrictions, building code requirements, and environmental laws. All of the properties to be acquired or developed by us must comply with all relevant zoning, building, and environmental laws.

Environmental Regulations

Under various federal, state, and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous substances on its property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous substances. The costs of remediation or removal may be substantial, and the presence of the hazardous substances, or the failure to promptly remediate them, may adversely affect the owner's ability to sell the real estate or to borrow using the real estate as collateral. In connection with its future ownership and operations of the properties, we may be potentially liable for the costs of removal or remediation of hazardous substances.

Safety and Health Regulations

We anticipate properties will be subject to the American Disabilities Act ("ADA"). Under the ADA, all places of public accommodation are required to comply with certain federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that buildings and services (including restaurants and retail stores) be made accessible and available to people with disabilities. The ADA requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages.

                                    EMPLOYEES

We employ three people on a full-time basis. We will employ additional people as we continue to implement our plan of operation. We initially intend to perform all of our services through outside consultants. We do not have any employees other than our officers, who presently serve without compensation. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

                             DESCRIPTION OF PROPERTY

We currently use office space in a building located at 225 Broadway, Suite 910, New York, New York 10007. The primary tenant is The Atlas Group of Companies. The Atlas Group of Companies is wholly owned by Michael D. Farkas, a member of the Board of Directors and our former President and a minority shareholder. We utilize office space pursuant to a service agreement with The Atlas Group of Companies dated December 1 2001. The fee for the space and services provided by The Atlas Group of Companies is $4,000 per month which accrues pursuant to the terms of the services agreement.

                                LEGAL PROCEEDINGS

To the best of our knowledge, there are no known or pending litigation proceedings against us.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.


NAME                  AGE                  POSITION
----                  ---                  --------
Jeffrey R. Glick      60                   CEO and Chairman of the Board of Directors

Darren G. Glick       31                   President, Secretary, Director

Michael D. Farkas     29                   Director

DIRECTORS

Jeffrey Glick, 60, has been our Chief Executive Officer and Chairman of the Board since October 5, 2001. He began working under the tutelage of his father, the late Meyer Glick, the founder of The Glick Organization in 1964. In the late 1960's to early 1970's Mr. Glick successfully bid and completed his first construction project, the Geriatric Center at Long Island Jewish Hospital. By the mid-1970's Jeffrey Glick had expanded the Glick Organization into a residential development company, and took charge of this arm of the business. Mr. Glick's first major undertaking was the Estates I & II at North Hills which is a 320 unit luxury condominium project located in Manhasset, Long Island. Mr. Glick proceeded to develop the Baybridge Condominiums, a 770 unit development in Bayside Queens which included a large retail component. During his tenure at The Glick Organization, Mr. Glick was involved in the construction and/or development of over 30 projects comprising over 10,000 units. Jeffrey Glick is the father of Darren Glick.

Darren Glick, 31, has been our President, Secretary and a Director since October 5, 2001. He received his Bachelor of Arts & Science degree in Political Science from New York University and graduated Cum Laude in May, 1993. Similarly, Mr. Glick received his MBA degree with distinction in Finance from the Leonard N. Stern School of Business at New York University in May, 1997. After joining the Teamster Union in 1988, Mr. Glick worked on the construction sites of four major real estate development projects in Manhattan, Brooklyn and Long Island. In the summer of 1990, Mr. Glick worked as an intern in Metropolitan Capital, the risk arbitrage unit of First City Capital. Upon his graduation from NYU in 1993, Mr. Glick worked for a boutique investment banking firm, Rodman & Renshaw, Inc., where he was responsible for valuation analysis (discounted cash flow, net present value, comparable company analysis) of private and public companies. In the summer of 1996, Mr. Glick was employed at Bankers Trust Company in New York in the Portfolio Analysis Group as an Associate in the bank's risk management department. Following his graduation from the Stern School, Mr. Glick worked at Prudential Securities Incorporated in the Real Estate Investment Banking department. Mr. Glick helped raise over $1.25 billion of equity and debt securities in the real estate sector. In addition, from February 1997 through October 1997, Mr. Glick was a partner in Covenant Fund, Inc., the general partner of Genesis Partners, a hedge fund formed in the State of New York. Darren Glick is the son of Jeffrey Glick.

Michael D. Farkas, 29, has been our Director since inception and was our President from December 22, 1999 to October 5, 2001. Mr. Farkas is currently the Chairman and Chief Executive Officer of The Atlas Group of Companies, LLC, a privately held financial services holding company. Mr. Farkas is also the President of Atlas Equity Group, Inc., a consulting company established in the early 1990s that provides a wide range of business advisory services to its corporate clients, including administrative services, accounting and back office services, management consulting services, head hunting services, business plan writing, financial public relations and due diligence services. Through Warrior Equity Partners and The Farkas Group, which were founded in the mid 1990s by Mr. Farkas, Mr. Farkas organized various roll up transactions in the telecommunications and hi tech industries. In 1999, Mr. Farkas founded Atlas Recreational Holdings, which owns a controlling interest in Holiday RV Superstores, Inc., a publicly traded company on NASDAQ (NASDAQ:RVEE), which is the largest recreation vehicle dealership in the United States.

Mr. Farkas began his career in the late 1980s, as a financial consultant to several NYSE member firms including Paine Webber, Gruntal and Prudential Securities. Mr. Farkas also sits on various boards directors including Global Realty Management Group, Inc. (OTCBB:GRMG), i-Incubator.com, Inc., (OTCBB:INQU), and Wealthhound.com, Inc.

BOARD OF DIRECTORS

The board of directors consists of three directors.

BOARD COMMITTEES

The Board of Directors has established no committees.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION       LONG TERM COMPENSATION
                                                                    RESTRICTED    SECURITIES
NAME AND PRINCIPAL      FISCAL    OTHER     ANNUAL   STOCK         UNDERLYING     OPTIONS          ALL OTHER
POSITION                YEAR      SALARY    BONUS    COMPENSATION  AWARDS         (NO. OF SHARES)  COMPENSATION
--------                ----      ------    -----    ------------  ------         ---------------  ------------
Michael D. Farkas       2001        $    0        0           0         0           0                 $       0

Jamee Kalimi (1)        2001        $    0        0           0         0           0                 $       0

Jeffrey Glick           2001        $    0        0           0         0           0                 $       0

Darren Glick            2001        $    0        0           0         0           0                 $       0

(1) No longer employed by us.

Our shareholders may in the future determine to pay Directors' fees and reimburse Directors for expenses related to their activities.

                                 STOCK OPTIONS

We did not grant stock options in 2001.

The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2001:

                          OPTION GRANTS IN FISCAL 2001

                           (INDIVIDUAL GRANTS) (1)

                                NUMBER OF%                OF TOTAL OPTIONS
                                SECURITIES UNDERLYING     GRANTED TO EMPLOYEES IN      EXERCISE          EXPIRATION
NAME                            OPTIONS GRANTED           FISCAL                       PRICE             DATE
                                                          2001
None

No Executive Officer held options during the 2001 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2001 iscal year end:

None

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of January 22, 2002, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

Security Ownership of Beneficial Owners (1):

TITLE OF CLASS             NAME & ADDRESS                     AMOUNT      PERCENT
--------------             --------------                     ------      -------
Common Stock               Glick Global Development, LLC      17,078,661     87%
                           225 Broadway, Suite 910
                           New York, New York 10007

Common Stock               Darren Glick(2)                     4,269,665     22%

Common Stock               Lillian Glick (3)                  17,078,661     87%

Common Stock               Deborah Glick (4)                   4,269,665     22%

Common Stock               Michael D. Farkas (5)               1,186,566      6%


Security Ownership of Management:

Title of Class             NAME & ADDRESS                     AMOUNT       PERCENT

                           Jeffrey Glick                          -            -


Common Stock               Darren Glick (2)                   4,269,665        22%

Common Stock               Michael D. Farkas (5)              1,186,566         6%

All directors and executive                                   5,456,231       28%
officers as a group (3 persons)

     1. The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by each.

     2. Darren Glick beneficially owns 4,269,665 shares as a twenty-five (25%) shareholder of Glick Global Development, LLC.

     3. Lillian Glick beneficially owns 17,078,661 shares as a principal shareholder of Glick Global Development, LLC.

     4. Deborah Glick beneficially owns 4,269,665 shares as a twenty-five (25%) shareholder of Glick Global Development, LLC.

     5. Includes 237,435 shares held by Farkas Group, Inc., 397,498 shares held by Atlas Equity Group, Inc., and 198,366 shares held by GSM Communications, Inc. Michael D. Farkas is the sole shareholder and principal of each of these entities. In addition, includes the 335,574 shares owned by Michael Farkas personally and the 17,693 shares held by Michael Farkas's wife, Rebecca Farkas.

                              SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the 3,503,378 shares of common stock issued to the shareholders of i-Incubator.com, Inc. in the spin off from i-Incubator.com, Inc. in January, 2001 and the 1,500,000 shares of common stock issued to shareholders of Global Realty Management Group, Inc. in the spin off from Global Realty Management Group, Inc. in February, 2002. Subsequently, we undertook a 1-2 reverse split of our outstanding common stock decreasing the total shares outstanding to 2,501,732. Other than with respect to, Michael D. Farkas, Rebecca Farkas, Matthew Sher, Scott Mager, and Jamee Kalimi, none of the selling stockholders have had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of January 22, 2002 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                             Shares of common   Percent of common Shares of
                             Stock owned        stock             Common stock
Name of selling stockholder(1)                                    to be sold(1)     Number         Percent(1)
                             -----------        -------------     -----=-------   --------         -------
NORMAN ALVIS                            462            *              462                0          0
RICHARD I. ANSLOW                     2,778            *            2,778                0          0
ATLAS EQUITY GROUP INC(2)           397,498        2.03%          397,493                0          0
BANK AUGUST ROTH                      1,780            *            1,780                0          0
REBECCA BROCK                        17,693            *           17,693                0          0
ANTHONY C. CAMPIONE                       7            *                7                0          0
CEDE & CO                           228,656        1.17%          228,656                0          0
SHAREI CHESED                        36,750            *           36,750                0          0
SCOT COHEN                           57,906            *           57,906                0          0
THOMAS DALE/MAUREEN DALE JT TEN         411            *              411                0          0
RICHARD DUBNOFF                       2,467            *            2,467                0          0
ECLIPSE FINANCE LTD                   7,519            *            7,519                0          0
THE FARKAS GROUP INC(3)             237,435         1.21%         237,435                0          0
MICHAEL D. FARKAS                   335,574         1.71%         335,574                0          0
JAMES A FAVIA                         1,423            *            1,423                0          0
FIRST SECURITY INVESTMENTS INC        2,130            *            2,130                0          0
FISERV SECURITIES INC                   359            *              359                0          0
TEMPLE KOL EMETH OF GEORGIA          17,988            *           17,988                0          0
GSM COMMUNICATIONS INC(4)           198,366            *          198,366                0          0
CONGREGATION BETH HAMEDRASH          32,278            *            3,700                0          0
DAVID HICKS                             720            *              720                0          0

                                       20

JERRY HOROWITZ                          713            *              713                0          0
RICHARD HOROWITZ                        713            *              713                0          0
ALAN JABLON                             713            *              713                0          0
JAMEE KALIMI                         15,789            *           15,789                0          0
KIM E. KNIGHTES                         547            *              547                0          0
KULAT COMMUNICATIONS INC              1,080            *            1,080                0          0
LARKO                                 4,509            *            4,509                0          0
LEHMAN BROTHERS INC                   1,491            *            1,491                0          0
DAVID LEVY                            1,067            *            1,067                0          0
DONALDSON LUFKIN                      6,095            *            6,095                0          0
ALLAN LYONS                             711            *              711                0          0
WENDY LYONS                             711            *              711                0          0
MASH & CO                               178            *              178                0          0
DEAN B MERCHANT & PAMELA G MERCHANT       2            *                2                0          0
KENNETH MICHAEL                          15            *               15                0          0
NATIONAL FINANCIAL SERVICES LLC         142            *              142                0          0
NET VANTAGE INC                      13,561            *           13,561                0          0
JOHN OGLE                             1,422            *            1,422                0          0
ON MARK ENTERPRISES INC             107,925            *          107,925                0          0
MERRILL LYNCH PIERCE                  3,560            *            3,560                0          0
REFCO SECURITIES INC                  7,491            *            7,491                0          0
SAMUEL N RITTER                         720            *              720                0          0
RICARDO RODRIGUEZ                       360            *              360                0          0
ROMANO LIMITED (5)                  167,815            *          167,815                0          0
SAALIB - DR V. HYSLUP                 7,518            *            7,518                0          0
SALOMON SMITH BARNEY INC              7,195            *            7,195                0          0
MATTHEW SHER                         17,988            *           17,988                0          0
JOSEPH SPITZER                      337,678         1.72%         337,678                0          0
JACKIE STETSON                        1,424            *            1,424                0          0
JENNIFER STETSON                      1,424            *            1,424                0          0
STOURBRIDGE ENTERPRISES LTD.          6,903            *            6,903                0          0
TITAN CORPORATION LIMITED            80,126            *           80,126                0          0
CHRIS VALLEY                            720            *              720                0          0
PAUL M VARTELAS                          36            *               36                0          0
JOHN J. WARD                          4,965            *            4,965                0          0
ELI WASHSREGER                       25,902            *           25,902                0          0
WOLVERTON SECURITIES LTD              2,450            *            2,450                0          0
CONGREGATION OF SHAREI YESHUA        18,887            *           18,887                0          0
CHASDAI YICHZOK                      35,393            *           35,393                0          0
JOSEPH ZANDSTRA                       3,598            *            3,598                0          0
CONGREGATION OF SHAREI ZION           7,195            *            7,195                0          0

* Less than 1% of the issued and outstanding shares

(1) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during the offering period.

(2) Michael D. Farkas is a representative of Atlas Equity Group, Inc. and has investment control of our shares owned by Atlas Equity Group, Inc.

(3) Michael D. Farkas is a representative of The Farkas Group, Inc. and has investment control of our shares owned by The Farkas Group, Inc.

(4) Michael D. Farkas is a representative of GSM Communications, Inc. and has investment control of our shares owned by GSM Communications, Inc.

(5) Phil Almer is a representative of Romano Limited and has investment control of our shares owned by Romano Limited.

                              PLAN OF DISTRIBUTION

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,
     o transactions involving cross or block trades on any securities or market where our common stock is trading,
     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
     o "at the market" to or through market makers or into an existing market for the common stock,
     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
     o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
     o any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $15,125.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently use office space in a building located at 225 Broadway, Suite 910, New York, New York 10007. The primary tenant is The Atlas Group of Companies. The Atlas Group of Companies which is wholly owned by Michael D. Farkas, a member of the Board of Directors and our former President and a minority shareholder. We utilize office space pursuant to a service agreement with The Atlas Group of Companies dated December 1, 2001. The fee for the space and services provided by The Atlas Group of Companies is $4,000 per month which accrues pursuant to the terms of the service agreement.

On September 11, 2000, we entered into an agreement with Michael D. Farkas, a director of Incubator, a related party, to purchase two domain names, I-realtyauction.com and I-realtyauction.net, for $50,000.

On October 17, 2001, Atlas Equity Group, Inc. loaned the company $300. The loan was evidenced by a promissory note of even date which bears interest at 10% per annum and is due on October 16, 2002.

On October 5, 2001, as a result of the Share Purchase Agreement entered into between Genesis Realty Group and Glick Global Development, LLC, Glick Global purchased 17,078,661 shares of common stock of Genesis for an aggregate consideration of $170,786.61 to be paid in the form of a non-recourse promissory note. The promissory note is in the principal amount of $179,786.61 and bears interest at an annual rate equivalent to 6.0% per annum and is due and payable on October 4, 2005. Such note is secured by the 17,078,661 Genesis Realty shares.

                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share and no shares of preferred stock.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

DELAWARE BUSINESS COMBINATION PROVISIONS

We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

     o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

     o the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

     o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

     o for any breach of a director's duty of loyalty to the corporation or its stockholders,
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
     o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
     o for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is Corporate Stock Transfer & Trust Company, 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209. Its telephone number is (303) 282-4800.

                                  LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Anslow & Jaclin, LLP, 4400 Route 9, 2nd Floor, Freehold, New Jersey 07728. Its telephone number is (732) 409-1212.

                                     EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Salibello & Broder, LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

GENESIS REALTY GROUP, INC.
(Formerly I-Realtyauction.com, Inc.)

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2001 AND DECEMBER 31, 2000 AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2001 AND 2000 AND FOR THE PERIOD NOVEMBER 22, 1999 (DATE OF INCEPTION) THROUGH SEPTEMBER 30, 2001

GENESIS REALTY GROUP, INC.
(A Development Stage Entity)

TABLE OF CONTENTS                                                                     Page
INDEPENDENT AUDITORS' REPORT                                                          1

FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2001 AND DECEMBER 31, 2000 AND FOR THE
NINE MONTH PERIOD ENDED SEPTEMBER 30, 2001 AND 2000 AND FOR THE PERIOD NOVEMBER
22, 1999 (DATE OF INCEPTION) THROUGH SEPTEMBER 30, 2001

Balance sheets                                                                        2

Statements of operations                                                              3

Statements of stockholders' equity (deficit)                                          4

Statements of cash flows                                                             5-6

Notes to financial statements                                                       7-13

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and
Board of Directors
Genesis Realty Group, Inc.
(A Development Stage Company)
Miami, Florida

We have audited the accompanying balance sheet of Genesis Realty Group, Inc. (formerly I- Realtyauction.com, Inc.), a development stage company, as of December 31, 2000 and the related statement of operation, change in stockholders' equity and cash flow for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe the audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Genesis Realty Group, Inc. as of December 31, 2000, and the result of its operation and its cash flow for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statement has been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company is a development stage company. The realization of a major portion of its assets is dependent upon its ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Salibello & Broder LLP
New York, NY

April 9, 2001

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

ASSETS                                                                      (UNAUDITED)
                                                                           SEPTEMBER 30, 2001   DECEMBER 31, 2001
                                                                         --------------------  ------------------
CURRENT ASSETS:
      Cash                                                                           $ 152              $ 23,718
      Prepaid expenses                                                                  48                   190
      Loan receivable - related party                                               33,212                33,212
      Note receivable - related party                                               15,000                15,000
      Accrued interest receivable - related party                                    1,346                     0
                                                                         ------------------    -----------------
      Total current assets                                                          49,758                72,120

ORGANIZATIONAL COSTS-NET                                                             4,953                     0
                                                                         ------------------    -----------------

TOTAL ASSETS                                                                      $ 54,711              $ 72,120
                                                                         ==================    =================
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

      Accounts payable and accrued expenses                                       $ 12,226               $ 6,600
      Accounts payable - related party                                              50,000                50,000
                                                                         ------------------    -----------------
      Total current liabilities                                                     62,226                56,600

STOCKHOLDERS' EQUITY:

      Common Stock, par value $.0001 per share; 100,000,000 shares authorized; 2,501,792 & 5,000,000 shares issued and
        outstanding at September 30, 2001 & December 31, 2000, respectively          2,502                 5,000
      Additional paid-in capital                                                    28,698                26,200
      Deficit accumulated during the development stage                             (38,715)              (15,680)
                                                                         ------------------    -----------------

        Total stockholders' equity                                                  (7,515)               15,520
                                                                         ------------------    -----------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 54,711              $ 72,120
                                                                         ==================    =================

              The accompanying notes are an integral part of these
                              financial statements.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

                                              (UNAUDITED)                    (UNAUDITED)            (UNAUDITED)
                                           NINE MONTHS ENDED              THREE MONTHS ENDED      FOR THE PERIOD
                                              SEPTEMBER 30,                 SEPTEMBER 30,         NOVEMBER 22, 1999
                                             -------------                  -------------
                                                                                                (DATE OF INCEPTION) TO
                                         2001           2000             2001          2000       SEPTEMBER 30, 2001
DEVELOPMENT STAGE REVENUES          $          0    $         0      $       0      $       0     $        0
                                    -------------------------------------------------------------------------

DEVELOPMENT STAGE EXPENSES:

      Amortization                           105              0            105         (1,331)         1,459
      Accounting                          13,736          2,500          6,174          2,500         21,736
      Bank charges                            30            135             30             45            310
      On-line services                       900              0            300              0          1,300
      Domain name                              0         50,000              0         50,000         50,000
      Legal fees                           5,841          1,000          2,064          1,000          9,611
      Corporate fees                         342            200             48              0            542
      Office general                           0            738              0              0            738
      Shareholder related services           163              0              0              0            163
      Transfer agent fees                  2,634              0          1,047              0          2,634
      Website development                      0         50,000              0         50,000         50,000
      Printing                               630              0            315              0            630
                                       ---------      ---------      ---------      ---------      ---------

TOTAL DEVELOPMENT STAGE EXPENSES          24,381        104,573         10,083        102,214        139,123
                                       ---------      ---------      ---------      ---------      ---------

      LOSS FROM OPERATIONS               (24,381)      (104,573)       (10,083)      (102,214)      (139,123)

      GAIN ON SALE OF INVESTMENT               0              0              0              0         99,500

      OTHER INCOME                         1,346              0            355              0          1,346

      INTEREST EXPENSE                         0              0              0              0           (438)
                                       ---------      ---------      ---------      ---------      ---------

      NET LOSS                         $ (23,035)     $(104,573)     $  (9,728)     $(102,214)     $ (38,715)
                                       =========      =========      =========      =========      =========

LOSS PER COMMON SHARES
      Basic & diluted                    $ (0.01)       $ (0.04)       $ (0.00)       $ (0.00)
                                         =======        =======        =======        =======
Weighted-average number of common
 shares outstanding                    2,501,792      2,500,000      2,501,792     2,500,000
                                       =========      =========      =========     =========

              The accompanying notes are an integral part of these
                              financial statements.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)

                                                                                         DEFICIT
                                                                                         ACCUMULATED
                                                  COMMON STOCK          ADDITIONAL       DURING THE
                                                                        PAID-IN          DEVELOPMENT
                                              SHARES         AMOUNT     CAPITAL          STAGE         TOTAL
                                              ------         ------     -------          -----         -----
Balance, November 22, 1999 (date of inception)     0          $  0       $    0           $   0        $   0

Common stock issued to related parties for
  management services                       5,000,000         5,000        26,200             0        31,200

Loss during development stage for the period
November 22, 1999 (inception) through
December 31, 1999                                   0             0             0        (4,883)       (4,883)
                                            ----------    ----------    ----------    ----------    ----------

Balance, December 31, 1999                   5,000,000         5,000        26,200        (4,883)       26,317

Loss during development stage for the year
ended December 31, 2000                              0             0             0       (10,797)      (10,797)
                                             ----------    ----------    ----------    ----------    ----------

Balance, December 31, 2000                    5,000,000         5,000        26,200       (15,680)       15,520

Increase in common stock issued resulting from agreement and
  plan of distribution ("spin-off")               3,378             3            (3)            0             0

Reserve stock split 2 to 1                   (2,501,689)       (2,501)        2,501             0             0

Loss during development stage for the nine months
ended September 30, 2001                              0             0             0       (23,035)      (23,035)
                                              ----------    ----------    ----------    ----------    ----------

Balance, September 30, 2001                    2,501,689    $    2,502    $   28,698    $  (38,715)   $  (7,515)
                                              ==========    ==========    ==========    ==========    ==========

              The accompanying notes are an integral part of these
                              financial statements.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

                                                     (UNAUDITED)                           (UNAUDITED)
                                                     NINE MONTHS ENDED                     FOR THE PERIOD
                                                     SEPTEMBER 30,                    NOVEMBER 22, 1999
                                                                                         (DATE OF INCEPTION) TO
OPERATING ACTIVITES                               2001                 2000                 SEPTEMBER 30, 2001
                                       -----------------     ----------------     -----------------------------
Net loss                                      $ (23,035)          $ (104,573)           $ (38,715)

Adjustments to reconcile net loss to net cash used by Operations

      Amortization                                  105                    0                  105
      Changes in assets and liabilities
       Increase (Decrease) in accounts payable and
        accrued expenses                          5,626                3,500               12,226
       Decrease (Increase) in prepaid expenses      142                    0                  (48)
       Decrease (Increase) organization cost     (5,058)                   0               (5,058)
       Increase (Decrease) in loans and advances      0               50,788                    0
                                 -related party

       Increase (Decrease) in accrued interest receivable
                                                 (1,346)                   0               (1,346)
                                         -----------------     ----------------     ----------------
      Net cash used by operating activities     (23,566)             (50,285)             (32,836)
                                         -----------------     ----------------     ----------------
INVESTING ACTIVITIES:


      Note receivable-related party                  0                    0              (48,212)
                                         -----------------     ----------------     ----------------


      Net cash used for investing activities         0                    0              (48,212)
                                         -----------------     ----------------     ----------------
FINANCING ACTIVITIES

      Notes payable - related party                  0               50,000               50,000
      Proceeds from the issuance of common stock     0                    0               31,200
                                          -----------------     ----------------     ----------------

      Net cash used for financing activities         0               50,000               81,200
                                          -----------------     ----------------     ----------------
INCREASE (DECREASE) IN CASH                   $ (23,566)              $ (285)               $ 152
                                          =================     ================     ================
CASH, BEGINNING OF PERIOD                      $ 23,718                $ 317                  $ 0
                                          =================     ================     ================
CASH, END OF PERIOD                               $ 152                 $ 32                $ 152
                                          =================     ================     ================

              The accompanying notes are an integral part of these
                              financial statements.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

     During the nine months ended September 30, 2001 and for the cumulative period November 22, 1999 (date of inception) to September 30, 2001, the Company paid $438 interest.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVIITES

     The Company entered into the following non-cash transactions:

     On December 2, 1999 the Company issued 700,000 shares of common stock in consideration of management services to I-Incubator.Com, Inc. formerly known as Master Communications, Corp. The transaction was valued at $700. (See note 9).

     On December 2, 1999 the Company issued 300,000 common shares to Global Realty Management Group, Inc. ("Global"). In exchange for $30,000 and 500,000 shares of restricted common stock of Global, this investment is carried at cost at its original value of $500 (see note 8). The transaction was valued at $500 (See note 9).

     On January 19, 2001 the Company entered into an agreement and plan of distribution ("spin-off") with its parent company Incubator. Shareholders of Incubator received .1439 shares of the Company's common stock for each share of incubator. The spin-off resulting in 3,378 additional shares issued due to rounding. The transaction was valued at $9 (See note 9).

     On September 4, 2001 the Company authorized a reverse stock split of 2 to 1 on its common stock.

              The accompanying notes are an integral part of these
                              financial statements.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Genesis Realty Group, Inc. ("the Company") was incorporated on November 22, 1999 under the laws of the State of Delaware. Prior to the change in control (See
Note 11 Subsequent Event), the Company's operations have been devoted primarily to structuring and positioning itself to take advantage of opportunities available in the internet industry. Since the change in control, the Company intends to focus on developing and acquiring commercial and residential real properties. The Company intends to grow through internal development, strategic alliances and acquisitions of existing business. The Company has the authority to issue 100,000,000 shares of common stock and intends to develop an auction website devoted to selling real estate on the internet. The Company is a development stage company and has had limited activity.


The Company was a wholly owned subsidiary of I- Incubator.com, Inc. ("Incubator"), formerly known as Master Communication, Inc., a publicly trade company listed on the OTC Electronic Bulletin Board (OTCBB:INQU). It was spun-off by Incubator on January 10, 2001. Upon such spin-off, shareholders of Incubator received 0.1439 shares of the Company for each share of Incubator owned as of February 13, 2001. As a result of the spin-off and share distribution Atlas Equity Group, Inc., a related party, in which Michael D. Farkas is a beneficial owner, received 368,501 post split shares, representing 14.7% of the Company's outstanding common stock, The Farkas Group, Inc., in which Michael D. Farkas is a beneficial owner, received 237,435 post split shares representing approximately 9.5% of the Company's outstanding common stock, GSM Communication, Inc., in which Michael D. Farkas is a beneficial owner, received 198,366 post split shares representing approximately 8% of the Company's outstanding common stock and Michael D. Farkas himself received 660,354 shares representing approximately 13% of the company's common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reporting period. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

CARRYING VALUES

The Company reviews the carrying values of its long-live and identifiable intangible assets for possible impairment. Whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable, the Company will reduce the carrying value of the assets and charge operations in the period the impairment occurs.

INCOME TAXES

The Company utilizes Statement of Financial Standards (" SFAS") No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The accompanying financial statements have no provisions for deferred tax assets or liabilities.

NET LOSS PER SHARE

The Company has adopted SFAS No. 128 "Earnings Per Share Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed in a manner similar to the basic loss per share, except that the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of warrants, options, convertible debt and other such convertible instruments. Diluted earnings per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share. Since the Company has incurred net losses for all periods, and since there are no convertible instruments, basic loss per share and diluted loss per share are the same.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of financial instruments. The Company's management, using available market information and other valuation methods, has determined the estimated fair value amounts. However, considerable judgment is required to interpret market data in developing estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

STOCK COMPENSATION

Stock based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock and is amortized over the vesting period. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the company to disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

3. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities - An Amendment of FASB Statement No. 133." SFAS 138 amends the accounting and reporting standards for certain derivatives and hedging activities such as net settlement contracts, foreign currency transactions and inter company derivatives. The Company does not currently hold derivative instruments or engage in hedging activities. The requirements of SFAS 138 does not have a material effect on our financial statements and related disclosures.

4. DEVELOPMENT STAGE OPERATIONS AND GOING CONCERN MATTERS

The Company's initial activities have been devoted to developing a business plan, structuring and positioning itself to take advantage of opportunities available in the internet industry and raising capital for future operations and administrative functions.

The ability of the Company to achieve its business objectives is contingent upon its success in raising additional capital until adequate revenues are realized from operations.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, development stage losses from November 22, 1999 (date of inception) to September 30, 2001 aggregated $38,715. The Company's cash flow requirements during this period have been met by contributions of capital and debt financing. No assurance can be given that these sources of financing will continue to be available. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

5. INCOME TAXES

No provisions for income taxes have been made because th Company has sustained cumulative losses since the commencement of operations. At September 30, 2001 and December 31, 2000, the Company had net operating loss carryforwards ("NOL's") of $38,715 and $15,680 respectively, which will be available to reduce future taxable income and expense in the period ending June 30, 2016 and year ended December 31, 2015, respectively.

In accordance with SFAS No. 109 the Company has computed the components or deferred income taxes as follows.

                                                September 30,              December 31,
                                                       2001                     2000
                                                ----------------         -----------
Deferred tax assets                             $         15,292         $          6,194
Valuation allowance                                      (15,292)                  (6,194)
                                                ----------------
Deferred tax asset, net                         $         -              $              -
                                                ==================       =================

At September 30, 2001 and December 31, 2000, a valuation allowance has provided and realization of the deferred tax benefit is not likely.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

The effective tax rate varies from the U.S. Federal statutory tax rate for both the periods ended September 30, 2001 and December 31, 2000, principally due to the following

U.S. statutory tax rate                                     34%
State and local taxes                                       5.5
Valuation allowance                                      (39.5)
                                                         -----

Effective rate                                             - %

6.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at September 30, 2001 and December 31, 2000 consisted of the following:

                                                             September 30,             December 31,
                                                                    2001                     2000
                                                              -------------            ----------
Accounts payable                                             $        6,420            $        2,600
Accrued expenses                                                      5,806                     4,000
                                                             --------------            --------------

Total accounts payable and accrued expenses                   $      12,226             $       6,600
                                                              =============             =============

7. NOTE PAYABLE

During the year ended December 31, 2000, the Company executed two individual notes aggregating a total of $5,000. These notes are short-term borrowings with maturities of less then one year with an interest rate of 10%. The Company paid off these notes in November 2000.

8. NOTE RECEIVABLE

For the nine months ended September 30, 2001 and for the year ended December 31, 2000 the Company made loans to Incubator, its controlling shareholder in the amount of $48,212 and $48,212 respectively. With the exception of a $15,000 promissory note issued by I-Incubator on December 11, 2000 which has an interest rate of 12% per annum, and is due on June 10, 2001, the notes were none interest bearing and are due on demand.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

9.   STOCKHOLDERS' EQUITY

On December 2, 1999 the Company issued 700,000 restricted common shares to I-Incubator.com, Inc. ("Incubator"), formerly known as Master Communication Corp. in consideration for services rendered in formation of the company valued at $700. I- Incubator is deemed to be a founder and affiliate of the Company.

On December 2, 1999, the Company issued 300,000 restricted common shares to Global Realty Management Group, Inc. ("Global") in exchange for $30,000 and 500,000 shares of restricted common stock of Global. This investment was carried at cost at its original value of $500 until sold during the year ended December 31, 2000.

On October 10, 2000, the Company authorized a forward split of 5 to 1 on its common stock. This transaction has been given retroactive effect to November 22, 1999. Immediately following the split Incubator owned 5,000,000 restricted common shares.

On January 19, 2001 the Company entered into an agreement and plan of distribution ("spin-off") with its parent company Incubator. Shareholders of Incubator received .1439 shares of the Company's common stock for each share of incubator. The spin-off resulted in 3,378 additional shares issued due to rounding.

On September 4, 2001 the Company authorized a reverse stock split of 2 to 1 on its common stock.

10. RELATED PARTY TRANSACTIONS

The Company has loaned funds to Incubator to meet variou working capital requirements. For the nine months ended September 30, 2001 and year ended December 31, 2000 these advances totaled $48,212 and $48,212 respectively.

On September 1, 2000, the Company entered into an agreement with Michael D. Farkas, the director of Incubator, a related party to purchase four domain names, I- Realtyauction.com, I-Realtyauction.net, I-Realtyauction.com and I-Realtyauction.net, for $50,000. The amount is still payable as of September 30, 2001.

On September 1, 2000, the Company entered into an agreement with Envitro.com, Inc., a related party in which Michael Farkas is a beneficial owner, to design and construct a website for $50,000.

In September 2000, the Company engaged OSRS Communications, Inc., a related party, to provide web-hosting services for the Website. The Company pays $100 per month for these services.

GENESIS REALTY GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

10. RELATED PARTY TRANSACTIONS (cont'd)

Between October and November 2000, the Company issued to Atlas Equity Group, Inc. two promissory notes aggregating $5,000. The promissory notes bear interest of 10% per annum and were due and payable on dates ranging from January 2001 to February 2001. The Company paid off these notes in November 2000. Atlas Equity is a majority shareholder of the Company.

11. SUBSEQUENT EVENTS

On October 5, 2001, as a result of the Share Purchase Agreement (the Purchase Agreement) entered into between Genesis Realty Group, Inc. (Genesis Realty or the Company) and Glick Global Development, LLC (Glick Global), Glick Global purchased 17,078,661 shares of common stock of the Company for an aggregate consideration of $170,786.61 to be paid in the form of a non-recourse promissory note. The promissory note is in the principal amount of $179,786.61 and bears interest at an annual rate equivalent to 6.0% per annum and is due and payable on October 4, 2005. Such note is secured by the 17,078,661 Genesis realty shares. On such date, Michael D. Farkas resigned as President of the Company and Jamee Kalimi resigned as Vice President, Secretary and Director of the Company. Jeffrey Glick and Darren Glick were appointed to the Board of Directors and Jeffrey Glick was named as the Chief Executive Officer of the Company and Darren Glick was named as President and Secretary of the Company. Michael D. Farkas remained on the Company's Board of Directors.

On October 17, 2001, the Company issued to Atlas Equity Group, Inc. a promissory note of $300. The note bears interest of 10% per annum and is due and payable on October 16, 2002. Atlas Equity is owned by Michael D. Farkas.

                              I-REALTYAUCTION.COM.
                         (A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2000 AND AS OF DECEMBER 31, 1999 AND FOR THE PERIODS NOVEMBER 22, 1999 (DATE

 OF INCEPTION) THROUGH DECEMBER 31, 2000 AND NOVEMBER 22, 1999 THROUGH DECEMBER
                                    31, 1999

                              I-REALTYAUCTION.COM.
                          (A Development Stage Entity)


                               TABLE OF CONTENTS

INDEPENDENT AUDITORS' REPORT                         1

Balance Sheets                                       2

Statements of Operations                             3

Statements of Stockholders' Equity (Deficit)         4

Statements of Cash Flows                           5-6

Notes to Financial Statements                     7-12

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and
Board of Directors
I-Realtyauction.com.
(A Development Stage Company)
Miami, Florida

We have audited the accompanying balance sheets of I-Realtyauction.com. (a development stage company) as of December 31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of I-Realtyauction.com. as of December 31, 1999 were audited by other auditors who report dated September 18, 2000, expressed on unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe the audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of I-Realtyauction.com. as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company is development stage company. The realization of a major portion of its assets is dependent upon its ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Salibello & Broder LLP
New York, NY

April 9, 2001

I-REALTYAUCTION.COM.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

ASSETS
                                                            December 31, 2000     December 31, 1999
                                                            -----------------     -----------------
CURRENT ASSETS:
         Cash                                               $        23,718       $           317
         Prepaid expenses                                               190                     0
         Loans receivable - related party                            48,212                29,000

                  Total current assets                               72,120                29,317

         Investment in related party                                      0                   500

TOTAL ASSETS                                                $        72,120       $        29,817
                                                                     ======                ======

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

         Accounts payable and accrued expenses              $        56,600       $         3,500
                                                            ---------------       ---------------

         Total current liabilities                                   56,600                 3,500

STOCKHOLDERS' EQUITY:

 Common Stock, par value $.001 per share; 100,000,000 shares authorized; 5,000,000 shares issued and
   outstanding at December 31, 2000 & 1999, respectively              5,000                 5,000
 Additional paid-in capital                                          26,200                26,200
 Deficit accumulated during the development stage                  (15,680)               (4,883)

           Total stockholders' equity                                15,520                26,317
                                                                     ------                ------

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $       72,120       $        29,817
                                                                     ======                ======

The accompanying notes are an integral part of these financial statements.

I-REALTYAUCTION.COM.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

                                                                                         FOR THE PERIOD
                                                             YEAR ENDED                DECEMBER 23, 1999
                                                             DECEMBER 31                (INCEPTION) TO
                                                      2000             1999            DECEMBER 31, 2000
                                                      ----             ----              -----------------
DEVELOPMENT STAGE REVENUES                          $      0               0             $          0

DEVELOPMENT STAGE EXPENSES:

         Amortization                               $      0        $  1,354             $      1,354
         Accounting                                    5,500           2,500                    8,000
         Bank charges                                    251              29                      280
         On-line services                                400               0                      400
         Domain names                                 50,000               0                   50,000
         Legal fees                                    2,770           1,000                    3,770
         Corporate fees                                  200               0                      200
         Office general                                  738               0                      738
         Website development                          50,000               0                   50,000
                                                    --------        --------                 --------

TOTAL DEVELOPMENT STAGE EXPENSES                     109,859           4,883                  114,742
                                                     --------        --------                 --------

         LOSS FROM OPERATION                       $(109,859)         (4,883)             $  (114,742)
                                                      ========        ========                 ========
         GAIN ON SALE OF INVESTMENT                   99,500               0                   99,500

         INTEREST EXPENSE                               (438)               0                    (438)

         NET LOSS                                    (10,797)         (4,883)             $   (15,680)
                                                      ========        ========                 ========

LOSS PER COMMON SHARE
         Basic                                     $ (0.0022)     $  (0.0010)
                                                      ========        ========
Diluted                                            $     N/A      $       N/A
                                                     =========    ============

Weighted-average number of common
 shares outstanding                                 5,000,000       5,000,000
                                                     ==========     ==========

              The accompanying notes are an integral part of these
                              financial statements.

I-REDALTYAUCTION.COM.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                          DEFICIT
                                                                                          ACCUMULATED
                                                      COMMON STOCK          ADDITIONAL    DURING THE
                                                      ------------           PAID-IN      DEVELOPMENT
                                                 SHARES          AMOUNT      CAPITAL       STAGE         TOTAL
                                                 -------         -------     --------       ------         -----

Balance, November 22, 1999 (inception)                   0     $       0     $       0     $       0      $       0

Common stock issued to related parties for
  management services                            5,000,000         5,000        26,200             0         31,200
                                                 ---------     ---------     ---------     ---------      ---------

Loss during development stage for the period
November 22, 1999 (inception) through
December 31, 1999                                        0             0             0        (4,883)        (4,883)
                                                 ---------     ---------     ---------     ---------      ---------

Balance, December 31, 1999                       5,000,000         5,000        26,200        (4,883)        26,317

Loss during development stage for the year
ended December 31, 2000                                  0             0             0       (10,797)       (10,797)
                                                 ---------     ---------     ---------     ---------      ---------
Balance, December 31, 2000                       5,000,000         5,000        26,200       (15,680)       (15,520)
                                                 =========     =========     =========     =========      =========

I-REALTYAUCTION.COM.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

                                                                                       FOR THE PERIOD
                                                                                      NOVEMBER 22, 1999
                                                                   YEAR ENDED          (INCEPTION) TO
                                                                    DECEMBER 31       DECEMBER 31, 2000
                                                                    -----------       -----------------
                                                                2000          1999
                                                                ----          ----
OPERATING ACTIVITES

DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE               $(10,797)   $ (4,883)   $(15,680)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED BY
OPERATIONS

AMORTIZATION                                                          0       1,354       1,354
INCREASE (DECREASE) IN ACCOUNTS PAYABLE AND ACCRUED EXPENSES     53,100       3,500      56,600
DECREASE (INCREASE) IN PREPAID EXPENSES                           (190)           0       (190)
DECREASE (INCREASE) IN ORGANIZATION COST                              0     (1,354)     (1,354)
                                                                 ------       -----      ------

     NET CASH USED BY OPERATING ACTIVITIES                       42,113     (1,383)      40,730
                                                                 ------       -----      ------

INVESTING ACTIVITIES:

     INVESTMENT IN RELATED PARTIES                                  500       (500)           0
     NOTE RECEIVEABLE                                          (19,212)    (29,000)    (48,212)
                                                                 ------       -----      ------
NET CASH USED FOR INVESTING ACTIVITIES                         (18,712)    (29,500)    (48,212)
                                                               -------     -------     -------

FINANCING ACTIVITIES

     PROCEED FROM ISSUANCE OF COMMON STOCK                            0     31,200       31,200
                                                                 ------     ------       ------

      NET CASH USED FOR FINANCING ACTIVITIES                          0     31,200       31,200
                                                                 ------     ------       ------

      INCREASE (DECREASE) IN CASH                                23,401        317       23,718
                                                                 ------       -----      ------
      CASH, BEGINNING OF YEAR                                       317          0            0
                                                                 ------       -----      ------
      CASH, END OF YEAR                                        $ 23,718    $     0     $ 23,718
                                                               ========    ========    ========

              The accompanying notes are an integral part of these
                              financial statements.

I-REALTYAUCTION.COM.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 22, 1999 (INCEPTION) TO DECEMBER 31, 2000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

During the year ended December 31, 2000 and for the cumulative period November 22, 1999 (inception) to December 31, 2000, the Company did not pay any interest.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVIITES

         The Company entered into the following non-cash transactions:

The Company issued 700,000 shares of common stock in consideration of management services to I- Incubator.Com, Inc. formerly known as Master Communications, Corp. The transaction was valued at $700. (See note 7).

The Company issued 500,000 common shares of Global Realty Management Group, Inc. The transaction was valued at $500 (See note 7).

The accompanying notes are an integral part of these financial statements.

I-REALTYAUCTION.COM
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION

     I-Realtyauction.com. ("the Company") was incorporated on November 22, 1999 under the laws of the State of Delaware. The Company's operations have been devoted primarily to structuring and positioning itself to take advantage of opportunities available in the internet industry. The Company intends to grow through internal development, strategic alliances and acquisitions of existing business. The Company has the authority to issue 100,000,000 shares of common stock and intends to develop an auction website devoted to selling real estate on the internet. The Company is a development stage company and has had limited activity.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE  OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reporting period. Accordingly, actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     CARRYING VALUES

     The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment. Whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable, the Company will reduce the carrying value of the assets and charge operations in the period the impairment occurs.

                               I-REALTYAUCTION.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                     MANAGEMENT DECISION NOT TO CONSOLIDATE

     Statement of Financial Accounting Standards ("SFAS") No. 94, "Consolidation of All Majority Owned Subsidiaries", encourages the use of consolidated financial statements between a parent company and its subsidiaries unless:

     a)   Control is likely to be temporary,

     b)   Control does not rest with the majority owner(s), or

     c) Minority shareholders have certain approval or veto rights that allow them to exercise significant control over major management decisions in the ordinary course of business.

The management of Incubator intends to spin off the Company and believes that its control is temporary. Therefore, management believes that separate financial statements are appropriate and properly reflect current operating results.

     INCOME TAXES

     The Company utilizes Statement of Financial Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The accompanying financial statements have no provisions for deferred tax assets or liabilities.

     NET  LOSS PER SHARE

     The Company has adopted SFAS No. 128 "Earnings Per Share". Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed in a manner similar to the basic loss per share, except that the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of warrants, options, convertible debt and other such convertible instruments. Diluted earnings per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share. Since the Company has incurred net losses for all periods, and since there are no convertible instruments, basic loss per share and diluted loss per share are the same.

                              I-REALTYAUCTION.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of financial instruments. The Company's management, using available market information and other valuation methods, has determined the estimated fair value amounts. However, considerable judgment is required to interpret market data in developing estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

     STOCK COMPENSATION

     The Company has adopted SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 encourages the use of the fair market method to account for transactions involving stock based compensation that are entered into for fiscal years beginning after December 15, 1995. Under the fair value method, the issuance of equity instruments to non-employees in exchange for goods or services should be accounted for based on the fair value of the goods or services received or the fair value of the income instruments issued, whichever is more reliably measured.

3.   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ('FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 will not have a material effect on the Company's financial statements.

     In June 1997, FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information". This statement establishes additional standards for segment reporting in financial statements and is effective for financial statements for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 131 will not have a material effect on the Company's financial statements.

     In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting for Costs of Start-Up Activities", ("SOP 98-5"). The Company is required to expense all start-up costs related to new operations as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company's adoption did not have a material impact on the Company's financial position or results of operations.

                              I-REALTYAUCTION.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for financial statements issued for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Management does not believe that SFAS No. 133 will have a material effect on its financial position or results of operations.

     SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after The Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprises", is effective for financial statements issued in the first fiscal quarter beginning after December 15, 1998. This statement is not applicable to the Company.

     SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections", is effective for financial statements issued for fiscal years beginning February, 1999. This statement is not applicable to the Company.

4.   DEVELOPMENT STAGE OPERATIONS AND GOING CONCERN MATTERS

     The Company's initial activities have been devoted to developing a business plan, structuring and positioning itself to take advantage of opportunities available in the internet industry and raising capital for future operations and administrative functions.

     The ability of the Company to achieve its business objectives is contingent upon its success in raising additional capital until adequate revenues are realized from operations.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, development stage losses from November 22, 1999 (inception) to December 31, 2000 aggregated 15,680. The Company's cash flow requirements during this period have been met by contributions of capital and debt financing. No assurance can be given that these sources of financing will continue to be available. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

     The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

5.   INCOME TAXES

     No provisions for income taxes have been made because the Company has sustained cumulative losses since the commencement of operations. At December 31, 2000 and December 31, 1999, the Company had net operating loss carryforwards ("NOL's") of

                              I-REALTYAUCTION.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS


     $15,600 and $4,883, respectively, which will be available to reduce future taxable income and expense in the year ending December 31, 2015 and 2014, respectively.

     In accordance with SFAS No. 109 the Company has computed the components or deferred income taxes as follows.

                                                December 31,                December 31,
                                                    2000                        1999
                                                    ----                        ----
Deferred tax assets                             $ 6,194                     $    1,929
Valuation allowance                              (6,194)                       (1,929)
                                                 ------                        ------

Deferred tax asset, net                         $      -                   $         -
                                                ========                   ===========

At December 31, 2000 and December 31, 1999, a valuation allowance has provided and realization of the deferred tax benefit is not likely.

The effective tax rate varies from the U.S. Federal statutory tax rate for both the periods ended December 31, 2000 and December 31, 1999, principally due to the following

U.S. statutory tax rate                                  34%
State and local taxes                                    5.5
Valuation allowance                                   (39.5)

Effective rate                                           - %
                                                         ===

6.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2000 and December 31, 1999 consisted of the following:


                                            December 31,              December 31,
                                                2000                      1999
                                                ----                      ----
Accounts payable                            $        2,600            $        0
Accrued expenses                                     4,000                 3,500
Due to related party                                50,000                     0



Total accounts payable accrued expenses     $       56,600            $    3,500
                                                    ======                 =====

                              I-REALTYAUCTION.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS


7.   STOCKHOLDERS' EQUITY

     On December 2, 1999 the Company issued 700,000 restricted common shares to I- Incubator.com, Inc. ("Incubator"), formerly known as Master Communication Corp. in consideration for services rendered in formation of the company valued at $700. I-Incubator is deemed to be a founder and affiliate of the Company.

     On December 2, 1999, the Company issued 300,000 restricted common shares to Global Realty Management Group, Inc. ("Global") in exchange for $30,000 and 500,000 shares of restricted common stock of Global. This investment is carried at cost at its original value of $500.

     On October 10, 2000, the Company authorized a forward split of 5 to 1 on its common stock. This transaction has been given retroactive effect to November 22, 1999. Immediately following the split Incubator owned 3,500,000 restricted common shares.

8.   RELATED PARTY TRANSACTIONS

     The Company has received funds from Incubator to meet various working capital requirements. These advances totaled $48,212 and $29,000 and are non-interest bearing and due on demand.

     On September 1, 2000, the Company entered into an agreement with Michael D. Farkas, the director of Incubator, a related party to purchase four domain names, I-Realtyauction.com, I- Realtyauction.net, Realtyauction.com and I-Realtyauction.net, for $50,000.

     On September 1, 2000, the Company entered into an agreement with Envitro.com, Inc., a related party, to design and construct a website for $50,000.

     On October 25, 2000, the Company executed a note payable to Atlas Equity Group, Inc., a related party, beneficial owner of which is Michael Farkas (Director of Incubator), for principal sum of $3,000 at a rate of 10% per annum. The entire principal amount and accrued interest are due and payable on January 24, 2001.

     On November 10, 2000 the Company executed a note payable to Atlas Equity Group, Inc., a related party, beneficial owner of which is Michael Farkas (Director of I-Incubator) for a principal sum of $2,000 at a rate of 10% per annum. The entire principal amount and accrued interest are due and payable on February 9, 2001.

                              I-REALTYAUCTION.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

9.   SUBSEQUENT EVENT

On January 19, 2001, the Company entered into an agreement and plan of distribution ("spin- off") with Incubator. Upon spin-off, the shareholders of I-Incubator received 0.1439 shares of the Company's common stock for each share of Incubator owned as of February 13, 2001, totaling 5,003,378 common shares. As a result of this spin-off and share distribution Atlas Equity Group, Inc., a related party, in which Michael D. Farkas is a beneficial owner, received 737,001 shares, representing approximately 14.7% of the Company's outstanding common stock, The Farkas Group, Inc., in which Michael D. Farkas is a beneficial owner, received 474,870 shares representing approximately 9.5% of the Company's common stock and Michael D. Farkas himself received 660,354 shares representing approximately 13% of the Company's common stock.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

     The registrant's Certificate of Incorporation provides that the registrant shall indemnify any and all persons whom it shall have power to indemnify to the fullest extent permitted by the DGCL. Article VII of the registrant's by-laws provides that the registrant shall indemnify authorized representatives of the registrant to the fullest extent permitted by the DGCL. The registrant's by-laws also permit the registrant to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange

Commission registration fee         $   125
Legal fees and expenses (1)         $10,000
Accounting fees and expenses (1)    $ 5,000
Miscellaneous (1)                   $     0
                                    -------
Total (1)                           $15,125
(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

On December 23, 1999, the Company issued 100,000 shares to i-Incubator as a wholly owned subsidiary of i-Incubator.com, Inc. and 100,000 shares were issued to i-Incubator.com, Inc. in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares met the requirements for this exemption since i-Incubator.com, Inc. was qualified in terms of financial sophistication and had access to material information about the Company. On October 10, 2000, the Shareholder and Director of i-realtyauction.com, Inc. authorized a 100 for 1 forward stock split increasing the amount of outstanding shares owned by i-Incubator.com, Inc., the sole shareholder, to 10,000,000 shares.

On January 19, 2001, i-Incubator authorized the spin off and distribution of our common stock to its shareholders of record at the rate of .1439 shares of our common stock for each i-Incubator share owned. The following sets forth the shareholders and the amount of our shares received in the spin off:

ATLAS EQUITY GROUP INC                             737,001
REBECCA BROCK                                       35,385
THE FARKAS GROUP INC                               474,870
MICHAEL D. FARKAS                                   10,793
TEMPLE KOL EMETH OF GEORGIA                        102,775
GSM COMMUNICATIONS INC                             396,732
JAMEE KALIMI                                        51,388
ON MARK ENTERPRISES INC                            215,850
MATTHEW SHER                                        35,975
RICHARD I. ANSLOW                                    5,555
BANK AUGUST ROTH                                     1,425
ANTHONY C. CAMPIONE                                     14
CEDE & CO                                          359,617
SHAREI CHESED                                       71,500
SCOT COHEN                                         115,811
ALAN CORNELL                                         1,425
JANE CORNELL                                         1,425
LAUREN CORNELL                                       1,425
THOMAS DALE AND MAUREEN DALE JT TEN                  7,195
RICHARD DUBNOFF                                     43,170
ECLIPSE FINANCE LTD                                 10,059
JAMES A FAVIA                                        1,425
FIRST SECURITY INVESTMENTS INC                       6,260
NAOMI FISHMAN                                        1,058
SHIMON FISHMAN                                       1,058
CONGREGATION BETH HAMEDRASH                         64,755
DAVID HICKS                                          1,439
JERRY HOROWITZ                                       1,425
RICHARD HOROWITZ                                     1,425
ALAN JABLON                                          1,425
DAVID S JONTIFF                                      2,878
JAMEE KALIMI                                        17,988
KIM E. KNIGHTES                                      1,094
KULAT COMMUNICATIONS INC                             2,159
WH FUNDING LLC                                      14,390
DEAN B MERCHANT & PAMELA G. MERCHANT JT TEN              4
KENNETH MICHAEL                                         29
NET VANTAGE INC                                     10,059
JOHN OGLE                                           10,059
SAMUEL N RITTER                                      1,439
RICARDO RODRIGUEZ                                      720
ROMANO LIMITED                                     331,364
SAALIB - DR V. HYSLUP - AMELIA INVESTMENTS LTD      10,059

ERIC SEIDEN                                         35,975
CAROLYN SHER                                        23,723
IRWIN SHER                                             885
IRWIN SHER AND MARSHA SHER                          10,361
KENNETH SHER                                         2,655
MARSHA SHER                                            885
JACKIE STETSON                                       1,425
JENNIFER STETSON                                     1,425
TITAN CORPORATION LIMITED                          160,251
CHRIS VALLEY                                         1,439
PAUL M VARTELAS                                         72
JOHN J. WARD                                         9,929
ELI WASHSREGER                                      51,804
RICHARD WHALEN                                      14,390
CONGREGATION OF SHAREI YESHUA                       37,774
CHASDAI YICHZOK                                     71,186
JOSEPH ZANDSTRA                                      7,195
CONGREGATION OF SHAREI ZION                         14,390

On February 21, 2001, Global Realty Management Group, Inc. authorized the spin off and distribution of our common stock to its shareholders of record at the rate of .142 shares of our common stock for each i-Incubator share owned. The following sets forth the shareholders and the amount of our shares received in the spin off:

MICHAEL D. FARKAS                                  660,354
TEMPLE KOL EMETH OF GEORGIA                         35,975
JAMEE KALIMI                                        51,388
JAMES A FAVIA                                        1,422
FIRST SECURITY INVESTMENTS INC                       6,260
JAMEE KALIMI                                        14,390
DAVID LEVY                                           2,133
NET VANTAGE INC                                     17,062
JOHN OGLE                                            2,843
ROMANO LIMITED                                       4,265
SAALIB - DR V. HYSLUP - AMELIA INVESTMENTS LTD       4,976
SINSTEIN                                            71,090
JOSEPH SPITZER                                     675,355
JACKIE STETSON                                       1,422
JENNIFER STETSON                                     1,422
UNITED SYSTEMS INVESTMENTS LTD.                      2,133

On September 4, 2001, the directors of the Company authorized a 1-2 reverse stock split of the outstanding shares decreasing the total shares outstanding to 2,501,732.

On October 5, 2001, as a result of the Share Purchase Agreement entered into between Genesis Realty Group and Glick Global Development, LLC, Glick Global purchased 17,078,661 shares of common stock of Genesis the Company for an aggregate consideration of $170,786.61 to be paid in the form of a non-recourse promissory note. The promissory note is in the principal amount of $179,786.61 and bears interest at an annual rate equivalent to 6.0% per annum and is due and payable on October 4, 2005. Such note is secured by the 17,078,661 Genesis Realty shares.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT           DESCRIPTION

     3.1  Certificate of Incorporation of the Company.

     3.2 Certificate of Amendments of the Certificate of Incorporation of the Company.

     3.3  By-laws of the Company.

     5.1  Opinion of Anslow & Jaclin LLP

     7.1  Consent of Salibello & Broder LLP

     23.2 Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)

     24.1 Power of Attorney (included on page II-6 of the registration statement)

Item 28. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 24th day of January, 2002.

                           Genesis Realty Group, Inc.

                             By:  /s/ Darren G. Glick
                                  ----------------------
                                     Darren G. Glick
                                     President

                                POWER OF ATTORNEY

The undersigned directors and officers of Genesis Realty Group hereby constitute and appoint Darren G. Glick, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                     DATE


/s/ Jeffrey Glick                   CEO and Board of            January 24, 2002
-----------------------------       Directors
Jeffrey Glick

/s/ Darren Glick
-----------------------------
Darren Glick                        President and Secretary     January 24, 2002

Michael D. Farkas
-----------------------------
Michael D. Farkas                   Director                    January 24, 2002